Exhibit 19
“This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions”.

Telefónica Móviles, S.A.
BALANCE SHEET AT DECEMBER 31, 2005 AND 2004

	Thousands of Euros
ASSETS	2005	2004

FIXED AND OTHER NON CURRENT ASSETS	15,127,017	15,126,660

Start-up expenses (Note 5)	1,088	32,179

Intangible assets (Note 6)	1,396	3,677

Concessions, patents, licences, trademarks, et. al.	4,863	4,863
Computer software	6,416	6,128
Computer software under development	87	119
Accumulated amortization	(9,970)	(7,433)

Property, plant and equipment (Note 7)	1,689	3,406

Other installations, tools and furniture	3,035	3,051
Computer hardware	5,307	5,220
Technical installations	4,249	4,469
Payments on account of property, plant and equipment	33	13
Accumulated depreciation	(10,935)	(9,347)

Long-term financial investments	15,122,844	15,087,398

Investments in Group and associated companies (Note 8-a)	9,846,600	8,724,290
Loans to Group and associated companies (Notes 8-a and 11)	6,768,872	7,458,862
Long-term deposits and guarantees (Note 8-a)	337,529	401,706
Other long-term loans	123,213	106,713
Receivable from public administrations (Notes 8-a and 12-a)	467,253	330,757
Provisions (Note 8-b)	(2,420,623)	(1,934,930)

DEFERRED EXPENSES (Note 4-f)	120,093	8,151

CURRENT ASSETS	2,824,658	770,406

Accounts receivable	133,713	137,587

Receivable from Group and associated companies (Note 11)	124,951	133,409
Employee receivables	118	339
Receivable from public administrations (Note 12-b)	5,276	2,880
Sundry accounts receivable	3,368	959

Short-term investments	2,688,263	624,677

Loans to Telefónica Group companies (Notes 9 and 11)	2,685,377	518,904
Short-term deposits and guarantees and other (Note 9)	944	103,752
Short-term securities portfolio	1,942	2,021

Cash	668	13

Prepayments and accrued income	2,014	8,129

TOTAL ASSETS	18,071,768	15,905,217

The accompanying Notes 1 to 20 are an integral part of these balance sheet.

Telefónica Móviles, S.A.
BALANCE SHEET AT DECEMBER 31, 2005 AND 2004

	Thousands of Euros
SHAREHOLDERS’ EQUITY AND LIABILITIES	2005	2004

SHAREHOLDERS’ EQUITY (Note 10)	4,026,474	4,078,333

Share capital	2,165,275	2,165,275

Share premium	154,894	154,894

Legal reserve	433,055	433,055

Other reserves	489,312	470,730

Profit for the year	783,938	854,379

Profit for the year	783,938	854,379

DEFERRED INCOME (Note 4-f)	197,092	90,198

PROVISIONS FOR LIABILITIES AND CHARGES (Note 13-b)	1,187,437	868,462

LONG-TERM LIABILITIES	9,239,386	9,083,485

Payable to Telefónica Group and associated companies (Note 11)	9,239,386	9,083,485

CURRENT LIABILITIES	3,421,379	1,784,739

Payable to Group and associated companies (Note 11)	3,397,557	1,764,428

Accounts payable for purchases and services	16,530	14,333

Other non trade payables	7,292	5,978

Payable to public administrations (Note 12-b)	1,091	897
Other non trade payables	6,201	5,081

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	18,071,768	15,905,217

The accompanying Notes 1 to 20 are an integral part of these balance sheet.

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